Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Investor Relations (408) 523-2161

INTUITIVE SURGICAL ANNOUNCES PRELIMINARY

SECOND QUARTER 2013 RESULTS

SUNNYVALE, CALIF. July 8, 2013 – Intuitive Surgical, Inc. (NASDAQ: ISRG), the industry leader in surgical robotics, today announced certain preliminary second quarter 2013 financial results. The Company expects revenue for the second quarter of 2013 of approximately $575 million, up approximately 7% from $537 million for the second quarter of 2012. The Company expects second quarter 2013 net income of approximately $160 million compared with $155 million for the second quarter of 2012.

da Vinci® procedures increased approximately 18% for the quarter, primarily reflecting strength of general surgery procedures and slower growth in benign gynecologic procedures. The slowdown in benign gynecologic procedures reflected a number of factors including, but not limited to, reduced hospital admissions and a trend by payers toward encouraging conservative management and treatment in outpatient settings.

Preliminary second quarter 2013 instruments and accessories revenue is expected to increase approximately 18% to approximately $265 million from $224 million during the second quarter of 2012. Instruments and accessories revenue growth reflected procedure growth offset by a reduction in stocking orders related to a decline in system sales.

Preliminary second quarter 2013 da Vinci Surgical Systems revenue is expected to decrease approximately 6% to approximately $215 million from $229 million during the second quarter of 2012. Intuitive sold 143 da Vinci Surgical Systems during the second quarter of 2013, including 90 in the United States, 21 in Europe, 20 in Japan and 12 in rest of world markets, compared with 150 systems during the second quarter of 2012, including 124 in the U.S., 13 in Europe, 7 in Japan and 6 in rest of world markets. The decline in U.S. system sales was impacted by several factors, including, among other things, increased economic pressure on hospitals, which in turn caused some to defer da Vinci System purchases, and moderating growth in our benign gynecologic procedures. Preliminary second quarter 2013 service revenue is expected to increase approximately 14% to approximately $95 million from $83 million during the second quarter of 2012.

Commenting on the announcement, Gary Guthart, President and CEO of Intuitive Surgical, said, “While we are disappointed in our performance this quarter, particularly with respect to our capital sales in the U.S., overall procedure performance was solid in a difficult environment. We remain confident in the value that our products and services bring to patients, hospitals and the healthcare system.”

Intuitive is scheduled to report its second quarter 2013 results in a webcast and conference call on July 18, 2013, at which point the Company will discuss in more detail the results of the quarter and guidance for the remainder of 2013. Dial-in and webcast access information is available in the Investor Relations section of the Intuitive Surgical website at: http://www.intuitivesurgical.com.

About Intuitive Surgical, Inc.

Intuitive Surgical, Inc. (Nasdaq: ISRG), headquartered in Sunnyvale, Calif., is the global leader in robotic-assisted, minimally invasive surgery. Intuitive Surgical develops, manufactures and markets the da Vinci® Surgical System. Intuitive Surgical’s mission is to extend the benefits of minimally invasive surgery to those patients who can and should benefit from it.

About the da Vinci® Surgical System

The da Vinci Surgical System is a surgical platform designed to enable complex surgery using a minimally invasive approach. The da Vinci Surgical System consists of an ergonomic surgeon console or consoles, a patient-side cart with three or four interactive arms, a high-performance vision system and proprietary EndoWrist® instruments.

Powered by state-of-the-art technology, the da Vinci Surgical System is designed to scale, filter and seamlessly translate the surgeon’s hand movements into more precise movements of the EndoWrist instruments. The net result is an intuitive interface with improved surgical capabilities. By providing surgeons with superior visualization, enhanced dexterity, greater precision and ergonomic comfort, the da Vinci Surgical System makes it possible for skilled surgeons to perform more minimally invasive procedures involving complex dissection or reconstruction.

For more information about clinical evidence related to da Vinci Surgery, please visit www.intuitivesurgical.com/company/clinical-evidence/. Intuitive, Intuitive Surgical, da Vinci® and EndoWrist® are trademarks or registered trademarks of Intuitive Surgical, Inc.

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This press release contains forward-looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including the following: the impact of global and regional economic and credit market conditions on health care spending; health care reform legislation in the United States and its impact on hospital spending, reimbursement and fees which will be levied on certain medical device revenues; decreases in hospital admissions and actions by payers to limit or manage surgical procedures; timing and success of product development and market acceptance of developed products; procedure counts; regulatory approvals, clearances and restrictions; guidelines and recommendations in the health care and patient communities; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which we operate; unanticipated manufacturing disruptions or the inability to meet demand for products; the results of legal proceedings to which we are or may become a party; product liability and other litigation claims; adverse publicity regarding the Company and the safety of our products and adequacy of training; our ability to expand into foreign markets; and other risk factors under the heading “Risk Factors” in our report on Form 10-K for the year ended December 31, 2012, as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Statements concerning forecasts, revenue growth, procedure growth, future financial results and statements using Words such as “estimates,” “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” “targeted” and similar words and expressions are intended to identify forward-looking statements. The second quarter 2013 financial data and related discussions presented in this press release are preliminary, unaudited and unreviewed and reflect Intuitive’s current estimates and are subject to change. They should be viewed as reflecting Intuitive’s current expectations and with due regard to items still to be completed. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements, except as required by law.